GENUINE PARTS COMPANY

NEWS RELEASE

FOR IMMEDIATE RELEASE

GENUINE PARTS COMPANY
REPORTS FOURTH QUARTER AND FULL YEAR RESULTS FOR 2014

- 4th Quarter Sales up 9%; 4th Quarter EPS up 10% -
- Record Sales and Earnings for 2014 –

Atlanta, Georgia, February 17, 2015 — Genuine Parts Company (NYSE: GPC) announced today fourth quarter results and record sales and earnings for the year ended December 31, 2014.

Sales in the fourth quarter ended December 31, 2014 increased 9% to $3.8 billion, compared to sales of $3.5 billion for the same period in 2013. Net income in the fourth quarter was $166 million, or $1.07 per share on a diluted basis, compared to $150 million, or $0.97 per diluted share, in 2013, up 10%.

In review of the fourth quarter, Tom Gallagher, Chairman and Chief Executive Officer, commented, “We are pleased to report another solid quarter of sales and earnings growth for Genuine Parts Company. Our 9% total sales increase includes approximately 7.6% underlying sales growth and a 2.7% contribution from acquisitions, offset by a currency headwind of approximately 1.6%. Our overall sales growth was supported by increases in each of our four business segments. Sales for the Automotive Group were up 4%, consisting of core automotive growth of 6% and a 0.5% contribution from acquisitions. These items were offset by a 2.5% negative impact of currency. Sales at Motion Industries, our Industrial Group, were up 10%, including 9% underlying growth and 2% from acquisitions offset by a currency headwind of approximately 1%. Sales at EIS, our Electrical/Electronic Group, increased by 23% and include a 20% contribution from acquisitions and 3% underlying growth. Sales for S. P. Richards, our Office Products Group, were up 22%, consisting of 14% underlying growth and 8% from acquisitions.”

Sales for the year ended December 31, 2014 were $15.3 billion, up 9% compared to 2013. Net income for the year was $711 million, an increase of 4% compared to $685 million in 2013. Earnings per share on a diluted basis were $4.61, up 5% compared to $4.40 in 2013.

As previously disclosed, in association with the April 1, 2013 acquisition of GPC Asia Pacific, the Company’s initial investment was remeasured and, net of certain one-time purchase accounting costs, amounted to a pre-tax income adjustment of approximately $36 million, or $0.22 diluted earnings per share, in the second quarter of 2013. Additionally, a pre-tax expense adjustment of $3 million, or $0.01 diluted earnings per share, was recorded in the third quarter of 2013.

Before the one-time adjustment in 2013, net income for the full year in 2014 of $711 million, was up 9% compared to the previous year. Earnings per share on a diluted basis of $4.61 were up 10% compared to the same period in 2013 excluding the adjustment.

Mr. Gallagher stated, “2014 was another year of record sales and earnings, and we are especially pleased that each of our four business segments contributed to these records. We also improved our operating margin for the year and further improved our financial strength with effective asset management and solid cash flows.”

Mr. Gallagher added, “Industry fundamentals were favorable in the automotive aftermarket during 2014, and we also experienced improving industry conditions across our non-automotive businesses during the year. These factors, combined with our internal sales initiatives, drove sales growth of approximately 5% for the year, while acquisitions also contributed approximately 5% to sales. These items were offset by a currency headwind of approximately 1%. Automotive sales were up 8% for the year, including approximately 6% underlying sales growth and a 4% contribution from acquisitions, offset by a currency headwind of approximately 2%. Industrial Group sales increased by 8%, consisting of 6% underlying growth and 3% from acquisitions, offset by the negative impact of currency of approximately 1%. Electrical/Electronic sales increased by 30% for the year, primarily due to acquisitions. Sales for the Office Products business were up 10%, with approximately 5% coming from underlying growth and another 5% from acquisitions.”

Mr. Gallagher concluded, “The Company showed progress in a number of key areas in 2014 and we are proud of the GPC Team’s accomplishments. With that said, we recognize there is still room for further improvement in our operations as we move forward. To this end, we remain committed to our core objectives of growing sales and earnings, showing continued operating margin improvement, generating solid cash flows and maintaining a strong balance sheet. Progress in each of these important areas will keep the Company moving ahead and will help to ensure another successful year in 2015.”

Conference Call

Genuine Parts Company will hold a conference call today at 11:00 a.m. EST to discuss the results of the quarter, the year and the future outlook. Interested parties may listen to the call on the Company’s website, www.genpt.com, by clicking “Investors”, or by dialing 844-857-1770, conference ID 66755202. A replay will also be available on the Company’s website or at 855-859-2056, conference ID 66755202, two hours after the completion of the call until 12:00 a.m. Eastern time on March 4, 2015.

Forward Looking Statements

Some statements in this report, as well as in other materials we file with the Securities and Exchange Commission (SEC) or otherwise release to the public and in materials that we make available on our website, constitute forward-looking statements that are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Senior officers may also make verbal statements to analysts, investors, the media and others that are forward-looking. Forward-looking statements may relate, for example, to future operations, prospects, strategies, financial condition, economic performance (including growth and earnings), industry conditions and demand for our products and services. The Company cautions that its forward-looking statements involve risks and uncertainties, and while we believe that our expectations for the future are reasonable in view of currently available information, you are cautioned not to place undue reliance on our forward-looking statements. Actual results or events may differ materially from those indicated as a result of various important factors. Such factors may include, among other things, slowing demand for the Company’s products, changes in general economic conditions, including, unemployment, inflation or deflation, high energy costs, uncertain credit markets and other macro-economic conditions, the ability to maintain favorable vendor arrangements and relationships, disruptions in our vendors’ operations, competitive product, service and pricing pressures, the Company’s ability to successfully implement its business initiatives in each of its four business segments, the Company’s ability to successfully integrate its acquired businesses, the uncertainties and costs of litigation, as well as other risks and uncertainties discussed in the Company’s Annual Report on Form 10-K for 2013 and from time to time in the Company’s subsequent filings with the SEC.

Forward-looking statements are only as of the date they are made, and the Company undertakes no duty to update its forward-looking statements except as required by law. You are advised, however, to review any further disclosures we make on related subjects in our subsequent Forms 10-K, 10-Q, 8-K and other reports to the SEC.

About Genuine Parts Company

Genuine Parts Company is a distributor of automotive replacement parts in the U.S., Canada, Mexico and Australasia. The Company also distributes industrial replacement parts in the U.S., Canada and Mexico through its Motion Industries subsidiary. S. P. Richards Company, the Office Products Group, distributes business products in the U.S. and Canada. The Electrical/Electronic Group, EIS, Inc., distributes electrical and electronic components throughout the U.S., Canada and Mexico.

Contacts

Carol B. Yancey, Executive Vice President and CFO – (770) 612-2044
Sidney G. Jones, Vice President — Investor Relations – (770) 818-4628

GENUINE PARTS COMPANY and SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended Dec. 31,		Year Ended Dec. 31,
	2014	2013	2014	2013
	(in thousands, except per share data)
Net sales	$3,822,454	$3,517,801	$15,341,647	$14,077,843
Cost of goods sold	2,675,913	2,425,660	10,747,886	9,857,923

Gross profit	1,146,541	1,092,141	4,593,761	4,219,920
Operating expenses:
Selling, administrative & other expenses	841,546	820,563	3,327,709	3,041,659
Depreciation and amortization	39,691	35,885	148,313	133,957

	881,237	856,448	3,476,022	3,175,616
Income before income taxes	265,304	235,693	1,117,739	1,044,304
Income taxes	99,745	85,226	406,453	359,345

Net income	$165,559	$150,467	$711,286	$684,959

Basic net income per common share	$1.08	$0.98	$4.64	$4.43
Diluted net income per common share	$1.07	$0.97	$4.61	$4.40
Weighted average common shares outstanding	152,996	154,047	153,299	154,636
Dilutive effect of stock options and
non-vested restricted stock awards	1,088	1,075	1,076	1,078

Weighted average common shares outstanding –
assuming dilution	154,084	155,122	154,375	155,714

GENUINE PARTS COMPANY and SUBSIDIARIES
SEGMENT INFORMATION AND FINANCIAL HIGHLIGHTS

	Three Months Ended Dec. 31,		Year Ended Dec. 31,
	2014	2013	2014	2013
	(in thousands)
Net sales:
Automotive	$1,988,448	$1,916,771	$8,096,877	$7,489,186
Industrial	1,198,032	1,085,555	4,771,080	4,429,976
Office Products	469,299	385,761	1,802,754	1,638,618
Electrical/Electronic Materials	177,433	143,899	739,119	568,872
Other (1)	(10,758)	(14,185)	(68,183)	(48,809)

Total net sales	$3,822,454	$3,517,801	$15,341,647	$14,077,843

Operating profit:
Automotive	$150,335	$153,901	$700,386	$641,492
Industrial	96,303	73,338	370,043	320,720
Office Products	35,280	31,438	133,727	122,492
Electrical/Electronic Materials	15,126	12,287	64,884	47,584

Total operating profit	297,044	270,964	1,269,040	1,132,288
Interest expense, net	(5,479)	(6,094)	(24,192)	(24,330)
Intangible amortization	(10,546)	(8,500)	(36,867)	(28,987)
Other, net	(15,715)	(20,677)	(90,242)	(34,667)

Income before income taxes	$265,304	$235,693	$1,117,739	$1,044,304

Capital expenditures	$33,897	$39,917	$107,681	$124,063

Depreciation and amortization	$39,691	$35,885	$148,313	$133,957

(1) Represents the net effect of discounts, incentives and freight billed reported as a component of net sales.

GENUINE PARTS COMPANY and SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	Dec. 31,	Dec. 31,
	2014	2013
	(in thousands)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$137,730	$196,893
Trade accounts receivable, net	1,872,365	1,664,819
Merchandise inventories, net	3,043,848	2,946,021
Prepaid expenses and other current assets	538,582	413,758

TOTAL CURRENT ASSETS	5,592,525	5,221,491
Goodwill and other intangible assets, less accumulated amortization	1,386,590	1,289,356
Deferred tax assets	145,331	97,555
Other assets	451,690	401,834
Net property, plant and equipment	670,102	670,061

TOTAL ASSETS	$8,246,238	$7,680,297

LIABILITIES AND EQUITY
CURRENT LIABILITIES
Trade accounts payable	$2,554,759	$2,269,671
Current portion of debt	265,466	264,658
Dividends payable	88,039	82,746
Other accrued expenses	675,851	565,969

TOTAL CURRENT LIABILITIES	3,584,115	3,183,044
Long-term debt	500,000	500,000
Pension and other post-retirement benefit liabilities	329,531	140,171
Deferred tax liabilities	72,479	83,316
Other long-term liabilities	447,749	414,998
Common stock	153,113	153,773
Retained earnings	3,868,346	3,592,956
Accumulated other comprehensive loss	(720,211)	(397,655)

TOTAL PARENT EQUITY	3,301,248	3,349,074
Noncontrolling interests in subsidiaries	11,116	9,694

TOTAL EQUITY	3,312,364	3,358,768

TOTAL LIABILITIES AND EQUITY	$8,246,238	$7,680,297

GENUINE PARTS COMPANY and SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended Dec. 31,
	2014	2013
	(in thousands)
OPERATING ACTIVITIES:
Net income	$711,286	$684,959
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	148,313	133,957
Share-based compensation	16,239	12,648
Excess tax benefits from share-based compensation	(17,766)	(12,905)
Gain on GPC Asia Pacific equity investment	—	(59,000)
Other	50,600	(26,351)
Changes in operating assets and liabilities	(118,527)	323,423

NET CASH PROVIDED BY OPERATING ACTIVITIES	790,145	1,056,731
INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(107,681)	(124,063)
Acquisitions and other investing activities	(279,034)	(701,516)

NET CASH USED IN INVESTING ACTIVITIES	(386,715)	(825,579)
FINANCING ACTIVITIES:
Proceeds from debt	2,727,924	3,019,931
Payments on debt	(2,735,862)	(2,995,335)
Share-based awards exercised, net of taxes paid	(22,051)	(15,728)
Excess tax benefits from share-based compensation	17,766	12,905
Dividends paid	(347,271)	(326,217)
Purchase of stock	(95,946)	(120,673)

NET CASH USED IN FINANCING ACTIVITIES	(455,440)	(425,117)
EFFECT OF EXCHANGE RATE CHANGES ON CASH	(7,153)	(12,237)

NET DECREASE IN CASH AND CASH EQUIVALENTS	(59,163)	(206,202)
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	196,893	403,095

CASH AND CASH EQUIVALENTS AT END OF YEAR	$137,730	$196,893